                                                                   EXHIBIT 99.1

                         INDEPENDENT AUDITORS REPORT


Board of Directors
Nebraska Acquisition Corp.,
a wholly-owned subsidiary of Educational Medical, Inc.

        We have audited the accompanying balance sheet of Nebraska College of Business (a division of Nebraska Acquisition Corp., a wholly-owned subsidiary of Educational Medical, Inc.) as of March 31, 1997. This financial statement is the responsibility of the Division's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Nebraska College of Business (a division of Nebraska Acquisition Corp., a wholly-owned subsidiary of Educational Medical, Inc.) as of March 31,1997 in conformity with generally accepted accounting principles.


                                              /s/ Winther, Stave & Co., LLP


Spencer, Iowa
May 16, 1997